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                                                            EXHIBIT 99.1


                                 PROXY BALLOT

                                 BANK ATLANTA
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby acknowledges receipt of the Supplement dated September __, 1999 to Proxy Statement/Prospectus dated August 12, 1999 and does hereby appoint James B. Hendry, Jr. and William E. Zachary, Jr. or either of them with full power of substitution, as proxies of the undersigned to represent the undersigned and to vote all shares of BANK ATLANTA common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Bank Atlanta, to be held at the executive offices of Bank Atlanta, 1221 Clairmont Road, Decatur, Georgia 30030, originally scheduled for September 14, 1999 at 4:00 p.m., as adjourned to October 26, 1999 at 4:00 p.m. local time, and at any adjournment thereof.

                                   PROPOSAL

Proposal to: Approve the Agreement and Plan of Reorganization, dated April 20, 1999, as amended (the "Agreement"), between Premier Bancshares, Inc. ("Premier"), PMB Acquisition Corp. II and Bank Atlanta pursuant to which PMB Acquisition Corp. II will be merged with and into Bank Atlanta (the "Merger"). Bank Atlanta will be the surviving bank of the Merger and will be operated as a wholly-owned banking subsidiary of Premier following the effective date of the Merger. Upon consummation of the Merger, each share of Bank Atlanta common stock issued and outstanding will be converted into and exchanged for the right to receive 1.4375 shares of Premier common stock, as described more fully in the accompanying Supplement and in the Proxy Statement/Prospectus dated August 12, 1999, which has previously been mailed to you.

   FOR        AGAINST    ABSTAIN
---       ---         ---

          In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s). This Proxy may be revoked at any time prior to voting hereof.

          This Proxy, when properly executed, duly returned and not revoked will be voted. It will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the Proposal listed on this Proxy.

                                    Signature(s)

                                    ____________________________________

                                    ____________________________________

                                    Dated:________________________, 1999

                                    NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.